FOR IMMEDIATE RELEASE – March 16, 2016	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces 2015 Financial Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCPink: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for 2015 today.

James H. Sills, III, President and CEO of the Company, stated “I am pleased to announce that we have achieved our major goal for calendar year 2015, my first full-year leading the Bank. Overall, we have significantly improved our asset quality ratios by reducing total past dues, including past due non-accrual loans, to $3.8 million compared to $12.6 million in 2014 – a decrease of 69.71%. These efforts resulted in total past dues decreasing to 2.31% of total loans. In addition, our team will continue to push these ratios lower to improve the overall quality of the loan portfolio. Further, we have implemented a number of internal changes to effectively manage the credit administration and loan operation departments of the Bank. During 2015, we experienced lower than expected loan growth, which resulted in lower than expected earnings for the year. Going forward in 2016, we are focused on creating more activity to generate more sales and asset growth by tapping into the markets and communities we serve. These steps are necessary to help us grow our earnings, diversify our portfolio mix, and expand our capacity for the growth of earning assets”.

The Company recorded net income for the year ended December 31, 2015 of $347,000 compared to $1,047,000 for 2014, a decrease of $700,000. Net income available to common shareholders for the year ended December 31, 2015 was $110,000 compared to $810,000 for 2014, a decrease of $700,000. Diluted income per common share decreased $0.35 to $0.05 for the year ended December 31, 2015 compared to $0.40 for 2014.

The Company produced net interest income of $9.9 million during the year ended December 31, 2015, which was down from the $10.6 million generated same period of 2014. Interest income decreased $673,000 or 5.96% to $10.6 million for the year ended December 31, 2015 as compared to the same period of the prior year. Interest expense increased $18,000 or 2.58% to $717,000 for the year ended December 31, 2015 compared to $699,000 for the comparable period in 2014.

The provision for loan losses totaled $50 thousand during the year ended December 31, 2014 compared to none during the comparable 2015 period.

Noninterest income decreased $844,000 or 34.25% to $1.6 million during the year ended December 31, 2015 as compared to 2014. The decrease was associated with the recognition of a $355,000 Bank Enterprise Award and the realization of $515,000 gains on sales of repossessed assets during 2014 compared to none during 2015.

Noninterest expense decreased $309,000 or 2.71% to $11.1 million for the year ended December 31, 2015 compared to $11.4 million for the same period of 2014, primarily driven by reductions in other expenses, such as loan related and supplies expenses, and professional fees.

Total assets as of December 31, 2015 were $298.3 million, down 0.05% or $135,000 from $298.4 million as of December 31, 2014. During the year ended December 31, 2015, loans decreased to $164.9 million, down 14.69% or $10.2 million, from $175.1 million as of December 31, 2014. Cash and cash equivalents decreased by $4.8 million to $28.3 million as of December 31, 2015 as management put excess liquidity into short-term interest-bearing time deposits with other financial institutions and available-for-sale investment securities. Interest-bearing time deposits at other financial institutions increased $4.2 million or 169.84% to $6.7 million at December 31, 2015 from $2.5 million at December 31, 2014. Available-for-sale investment securities increased $10.2 million or 14.69% to $79.9 million at December 31, 2015 from $69.7 million at December 31, 2014.

The allowance for loan losses was $3.4 million as of December 31, 2015 and December 31, 2014, which represented 2.08% and 1.96%, respectively, of total loans outstanding. Other real estate owned totaled $2.8 million and $3.1 million at December 31, 2015 and December 31, 2014, respectively, a decrease of 9.94%. The decrease was driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of December 31, 2015 were $262.0 million, up 0.08% or $219,000 from $261.8 million as of December 31, 2014. Total deposits decreased 0.45% or $1.2 million to $254.7 million at December 31, 2015 from $255.9 million at December 31, 2014. Other borrowings increased 19.64% or $154,000 to $938,000 at December 31, 2015 compared to $784,000 at December 31, 2014. The increase represents additional capital leases for equipment. Other liabilities, which increased $1.2 million from December 31, 2014 to $6.4 million at December 31, 2015, also contributed to the overall increase in total liabilities.

Total stockholders' equity as of December 31, 2015 was $36.2 million as compared to total stockholders' equity of $36.6 million at December 31, 2014. The decrease was driven by an increase in accumulated other comprehensive loss, which increased $466,000 to $2.1 million compared to $1.7 million at December 31, 2014. Net income of $347,000, partially offset by preferred dividends and accretion of $237,000, minimized part of the overall decrease in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.